Exhibit 10.1

August 2, 2021

Marvin A. Riley
1916 47th St.
Washington, D.C. 20007

Dear Marvin:

The Board of Directors (the “Board”) of EnPro Industries, Inc. (“EnPro”) appreciates your efforts and contributions as President and Chief Executive Officer over the past two years and your dedicated service as an employee since 2007.  On behalf of EnPro (together with its controlled subsidiaries and affiliates, the “Company”), this letter memorializes our recent discussions regarding your separation from service with the Company and related transition arrangements in recognition of your service and contributions to the Company.

1.    Acceptance of Resignation

You and the Company have agreed that your employment with the Company will cease effective as of August 2, 2021 (the “Separation Date”).  This letter will serve as confirmation and acceptance of your resignation, effective as of the Separation Date, from each and every office and position with the Company, including without limitation as a director, officer, manager or member of any committee.  For purposes of the Company’s Senior Executive Officer Severance Plan (the “Severance Plan”), your termination of employment is a Qualifying Termination (as defined in the Severance Plan).

2.   Benefits under Severance Plan

Subject to your execution (and non-revocation) of the release of claims attached hereto as Exhibit A (the “Release”) on a timely basis, and subject to the terms of this letter, you will receive the severance benefits provided in Article III of the Severance Plan.  You acknowledge that (i) such benefits are accurately set forth on Schedule I attached hereto, (ii) consistent with Sections C. and D. of Article III of the Severance Plan, you will be eligible to earn a prorated portion of the performance awards set forth on Schedule I attached hereto (collectively, the “Prorated Performance Awards”), based on the applicable prorated target award opportunity as determined and set forth on Schedule I, the terms of the applicable plan and any applicable award agreement and the level of achievement of the performance measures applicable to such awards, as determined by the Compensation Committee of the Board (the “Committee”) consistent with the Committee’s normal processes applicable to other executive officers of the Company, (iii) consistent with Section B.2. of Article III of the Severance Plan, you will have the opportunity to exercise (pursuant to the methods set forth in the applicable award agreement) your previously vested and outstanding stock options to acquire shares of EnPro common stock that are set forth on Schedule I until the date that is twenty-four (24) months (90 days for options that are intended to qualify as incentive stock options (“ISOs”) under the Internal Revenue Code of 1986, as amended (the “Code”)) after the Separation Date, notwithstanding any shorter periods in the applicable award agreement, and (iv) any of your long-term incentive awards (whether cash or equity-based and including all unvested stock options and restricted stock units) granted under any Company plan that are not reflected on Schedule I will be forfeited on the Separation Date due to your termination of employment before the relevant vesting date, and you expressly waive any right or claim to those awards.  The earned and vested portion of the Prorated Performance Awards will be paid or delivered at the time(s) such awards are paid to other executive officers of the Company as generally set forth on Schedule I.  In addition, until July 31, 2022 (or such earlier date as you commence providing services to another employer or business or notify the Company that you plan to vacate the property), you will have continued access for business purposes to the Company leased office in Washington D.C. that was used by you prior to the Separation Date; provided that, during such period (A) you will maintain separate liability and property damage insurance coverage and the Company’s coverage will be secondary to such coverage, (B) the office space may not be altered by you or shared with others, (C) the Company will continue to have access to such space at reasonable times and subject to reasonable prior notice, and (D) you will be responsible for any applicable income and employment taxes associated with such arrangement.

Except as described in this letter, you will have no rights to any further compensation under any agreement with or incentive compensation or severance plan or program of the Company, other than to (i) any accrued but unpaid base salary through the Separation Date, (ii) any reimbursable business expenses incurred through the Separation Date, provided that such expenses are submitted to the Company no later than ten (10) days after the Separation Date and are otherwise reimbursable under the terms of the Company’s policies, (iii) benefits pursuant to the terms of the Company’s healthcare benefit plans in which you participated prior to the Separation Date, and (iv) any vested benefits earned with respect to your service through the Separation Date under the EnPro Industries, Inc. Retirement Savings Plan for Salaried Employees, the EnPro Industries, Inc. Deferred Compensation Plan, and the EnPro Industries, Inc. Management Stock Purchase Deferral Plan, which shall be distributed to you in accordance with the terms of the applicable plan and any valid elections thereunder.

You acknowledge and agree that the benefits under the Severance Plan and set forth in this letter are conditional upon and subject to your satisfaction of the conditions set forth in Section E. of Article III of the Severance Plan, including your execution (and the effectiveness) of the Release.  If the Release is not executed within twenty-one (21) days of the date of this letter, or if it is revoked after execution, you will waive all rights to such benefits, but the other terms of this letter will remain in effect.

3.    Continuing Obligations

You acknowledge and reaffirm your continuing obligations under the Business Protection Agreement between you and EnPro, dated as of August 1, 2018 (the “BPA”), including without limitation all covenants and agreements to protect the Company’s interests in its confidential information, intellectual property, customer relationships and employees, and the non-solicit and no-hire covenants (with respect to paragraphs 4(a) and 4(b) of the BPA, for a period of one year from the Separation Date subject to tolling as contemplated by the BPA) contained in the BPA; provided that the Company agrees that following the Separation Date, subject to the terms and conditions of this letter, including the effectiveness of the Release, (i) your obligations under paragraph 4(a) of the BPA will be limited to “Customers”  and “Prospective Customers” (each as defined in the BPA) with whom you had substantial personal contact, and (ii) your obligations under paragraph 4(c) of the BPA shall cease.  The obligations under the BPA and this letter are in addition to your fiduciary obligations to the Company, including with respect to the Company’s business development opportunities of which you are aware as of the date hereof.

In addition, you agree not to make (or cause to be made) any statement (in any manner) to any person (including without limitation to any media source, or to the Company’s current or former employees, sponsors, customers, directors, officers, vendors, suppliers or members), or take any action that would disrupt, impair, embarrass, harm or affect adversely, the Company or any of its current or former employees, officers, directors, members or customers, or place the Company or any such individuals in any negative light (in each case, for an individual, with respect to his or her personal or business reputation).  The Company also agrees that it will provide an instruction to the individuals who constitute existing “named executive officers” (as defined under Item 402 of Regulation S-K) of EnPro, in their capacity as the same, and to members of the Board not to publicly disparage you in any manner likely to be harmful to your personal or business reputation; provided that such individuals and you may respond accurately and fully to any question, inquiry or request for information when required by law or legal process or otherwise make truthful statements in connection with any investigation, litigation or arbitration involving the Company or audits or, in the case of the named executive officers and the directors, in the good-faith performance of such named executive officers’ or directors’ duties or obligations to the Company.  The provisions in this paragraph do not preclude any party from providing truthful testimony in any legal or administrative proceeding.

You agree to cooperate with and provide assistance to the Company and its legal counsel in connection with any litigation (including arbitration or administrative hearings), dispute, claim or investigation affecting the Company, in which, in the reasonable judgment of the Company’s counsel, your assistance or cooperation is needed.  You agree, when requested by the Company, to provide testimony or other assistance and to travel at the Company’s request in order to fulfill this obligation; provided, however, that, in connection with such litigation, dispute, claim or investigation, the Company shall attempt to accommodate your schedule, will reimburse you (unless prohibited by law) at an hourly rate based on your 2021 base salary at EnPro, will provide you with reasonable notice in advance of the times in which your cooperation or assistance is needed, and will reimburse you for any reasonable out of pocket expenses incurred in connection with such matters.

Notwithstanding anything to the contrary in this letter, and without limiting  any other remedies specified in the BPA, your entitlement to the benefits under the Severance Plan and set forth in this letter will be subject to your compliance with the terms of this letter, including the covenants hereunder and under the BPA (as modified hereby).  If, at any time prior to the time when any payment is made or benefit provided under the Severance Plan as set forth in this letter or your access to the Company leased office in Washington D.C. that was used by you prior to the Separation Date ceases, you breach any provision of this letter or the BPA, any material representations that you made to the Company are determined to be false, or, following the Separation Date, the Company learns that you have engaged in, or are engaging in, conduct that would have rendered you ineligible for the Severance Plan benefits or that would reasonably be expected to result in direct or indirect harm to the Company, including reputational, then the Company shall have the right, without affecting the validity and enforceability of this letter (including the Release), and in addition to and not in lieu of all other legal and equitable remedies, to discontinue all remaining payments and benefits provided under the Severance Plan as set forth in this letter and your access to the Company leased office in Washington D.C. that was used by you prior to the Separation Date.  If any such payments or benefits have already been made to you, you agree to repay the Company all amounts paid or provided in respect thereof.

4.    General Provisions

(a)          Successors.  This letter is personal to you and shall not be assignable by you other than by will or the laws of descent and distribution.  This letter shall inure to the benefit of and be enforceable by your legal representatives and in the event of your death prior to the payment or provision of any benefits hereunder, such payments or benefits will be provided to your estate on the same basis as set forth herein.  This letter shall inure to the benefit of and be binding upon the Company and its respective successors and assigns.

(b)          Governing Law. This letter and all matters arising out of or relating to this letter, whether sounding in contract, tort, or statute, for all purposes shall be governed by and construed in accordance with the laws of North Carolina (including its statutes of limitations) without regard to any conflicts of laws principles that would require the laws of any other jurisdiction to apply.

(c)          Jurisdiction and Venue.  The parties agree that any dispute arising out of or pertaining to this letter will be resolved exclusively by a state or federal court in Mecklenburg County, North Carolina, and in no other court.  The parties consent to personal jurisdiction in such courts and waive any objection they may otherwise have to the jurisdiction of these courts.  Notwithstanding the foregoing, any claim for breach of the BPA shall be resolved in accordance with and governed by the terms of the BPA, including the remedies set forth therein.

(d)          Severability.  If any provision of this letter (or any subpart thereof) is unenforceable or is held to be unenforceable, you agree that such provision shall be fully severable, and this letter and its terms shall be construed and enforced as if such unenforceable provision had never been a part of this letter.  Under such circumstances, the remaining provisions of the letter shall remain in full force and effect, and a court construing the unenforceable provision shall add to this letter and make a part of it, in lieu of the unenforceable provision, a provision as similar in terms and effect to such unenforceable provision as may be enforceable.

(e)          Entire Agreement; Amendments.  This letter (together with the Release and Schedule I) constitutes the entire understanding and agreement between you and the Company with regard to all matters addressed herein.  Other than the BPA and this letter, there are no other agreements, conditions, or representations, oral or written, express or implied, with regard to the matters addressed herein.  This letter may be amended only in writing, signed by the parties hereto.

(f)          Section Headings; Construction.  The section headings used in this letter are included solely for convenience and shall not affect, or be used in connection with, the interpretation hereof.  For purposes of this letter, the term “including” shall mean “including, without limitation.”

(g)          Counterparts.  This letter may be executed in several counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

(h)          Tax Withholding.  The Company may withhold from any amounts payable under the Severance Plan and/or set forth in this letter such Federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

(i)          Section 409A.  The payments and benefits provided under the Severance Plan and set forth in this letter are intended to comply with Section 409A of the Code (“Section 409A”), including the exceptions thereto, and shall be construed and administered in accordance with such intent.  Any payments under the Severance Plan and set forth in this letter that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible.  For purposes of Section 409A, any installment payments shall each be treated as a separate payment.  To the extent required under Section 409A, any payments to be made under the Severance Plan and set forth in this letter in connection with a termination of employment shall only be made if such termination constitutes a “separation from service” under Section 409A.  Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under the Severance Plan and set forth in this letter comply with Section 409A and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest, or other expenses that may be incurred by you on account of non-compliance with Section 409A.

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[Signature page to follow]

If you agree that this letter appropriately represents our understanding, please sign and return this letter, which will become a binding agreement on our receipt.

Very truly yours,

EnPro Industries, Inc.

	By:	/s/ Robert S. McLean
Robert S. McLean
Executive Vice President,
Chief Administrative Officer,
General Counsel and Secretary
Accepted and agreed:

/s/ Marvin A. Riley
Marvin A. Riley

[Signature page of letter]

EXHIBIT A

Release of Claims

This Release of Claims (this “Agreement”) is entered by and between EnPro Industries, Inc., a North Carolina corporation (the “Company”), and Marvin A. Riley (“you” or “your”).  In consideration of the payments and benefits set forth in the letter agreement between you and the Company, dated August 2, 2021 (the “Letter Agreement”) that are conditioned on a release of claims, to which you agree you are not entitled until and unless you execute this Agreement, you agree as follows:

1.         Release, Acknowledgement and Covenant Not to Sue.
 a.     Release.  Except for any claims that you may have for workers’ compensation benefits, for statutory unemployment compensation benefits, or vested medical (including your right to continued healthcare coverage under COBRA), pension, disability or other benefits or claims, that may not be released by law (which are not released by this Agreement) or for benefits expressly provided to you under the Letter Agreement, you, for and on behalf of yourself and your heirs and assigns, agree to and do release and forever discharge the Company, any related or successor corporation or entity (including but not limited to any parent, subsidiary and/or affiliate, and including but not limited to EnPro Industries, Inc.), their benefit plans and programs, and all of their past and present officers, directors, employees, administrators and trustees (collectively, the “Parties Released by this Agreement”), from any and all losses, expenses, liabilities, claims, rights and entitlements of every kind and description (collectively referred to as “Claims”), whether known or unknown, that you have now or may later claim to have had against any of the Parties Released by this Agreement arising out of anything that has occurred up through the date that you sign this Agreement, including without limitation any Claims arising out of your employment or termination of your employment with the Company.  This release includes, but is not limited to, any Claims for wages, benefits, bonuses, incentive compensation, reinstatement, personal injuries, breach of contract (express or implied), breach of any covenant of good faith and fair dealing (express or implied), attorneys’ fees, or for recovery of any losses or other damages to you or your property based on any alleged violation of Title VII of the Civil Rights Act of 1964, 42 U.S.C. §§ 2000e et seq. (prohibiting discrimination on account of race, sex, color, national origin or religion); the Age Discrimination in Employment Act of 1967, 29 U.S.C. §§ 621 et seq. (prohibiting discrimination on account of age); the Americans With Disabilities Act of 1990 (the “ADA”), 42 U.S.C. §§ 12101 et seq. (prohibiting discrimination on account of disabilities); the Employee Retirement Income Security Act of 1974, 29 U.S.C. § 1001 et seq.; the Family and Medical Leave Act (the “FMLA”), 29 U.S.C. §§ 2611 et seq.; the North Carolina Equal Employment Practice Act, N.C. Gen. Stat. §§ 143-422.2 et seq.; the North Carolina Persons With Disabilities Protection Act, N.C. Gen. Stat. §§ 168A-1 et seq.; the North Carolina Retaliatory Employment Discrimination Act, N.C. Gen. Stat. §§ 95-240 et seq.; the DC Human Rights Act, D.C. Code §§ 2-1401.01 to 2-1411.06; the DC Family and Medical Leave Act, D.C. Code §§ 32-501 to 32-517; the DC Accrued Sick and Safe Leave Act, D.C. Code §§ 32-531.01 to 32-531.16; or any other or similar federal, state or local, including without limitation District of Columbia, statutory or common law.  You further agree that, except as provided below, this release may be pleaded as a complete bar to any action or suit before any court or administrative body.  (This release does not apply to claims that arise out of facts or events occurring after the date you sign this Agreement.)

Notwithstanding the foregoing, you do not release, discharge or waive any rights to indemnification that you may have under the certificate of incorporation, the by-laws or equivalent governing documents of the Company or its subsidiaries or affiliates, or any indemnification agreement between you and the Company, or any rights to insurance coverage under any directors’ and officers’ personal liability insurance or fiduciary insurance policy.

  b.     Acknowledgement.  You acknowledge that you may have sustained or may yet sustain damages, costs, or expenses that are presently unknown and that relate to Claims between you and the Parties Released by this Agreement.  You expressly waive and relinquish all rights and benefits that you may have under any state or federal statute or common law principles that would otherwise limit the effect of this Agreement to Claims known or suspected prior to the date you sign this Agreement, and do so understanding and acknowledging the significance and consequences of such specific waiver.  Thus, for the purpose of implementing a full and complete release and discharge of the Parties Released by this Agreement, you expressly acknowledge that this Agreement is intended to include in its effect, without limitation, all Claims that you do not know or suspect to exist in your favor at the time you sign this Agreement, and that this Agreement contemplates the extinguishment of any such Claim or Claims.  You also agree, confirm and acknowledge that you have been paid for all time worked while employed by the Company.  You further agree, confirm and acknowledge that you have received all leave to which you may have been or thought you may have been entitled under the FMLA or the ADA.

  c.       Covenant Not to Sue.  You agree that you will not hereafter file or pursue any claims, complaints, charges or lawsuits against any of the Parties Released by this Agreement concerning any Claim or Claims listed herein; provided, however, that nothing herein shall preclude you from filing a timely charge or complaint with or from participating in or cooperating with an investigation or proceeding conducted by the U.S. Equal Employment Opportunity Commission, National Labor Relations Board, or any other federal, state or local agency charged with the enforcement of any laws, or from exercising rights under Section 7 of the National Labor Relations Act to engage in joint activity with others, although by signing this Agreement you are waiving rights to individual relief based on claims asserted in such a charge or complaint, regardless if such claim is brought individually or as part of a class or collective action, except where such waiver of individual relief is prohibited.  Nothing in this Agreement shall be construed to waive or limit your right to receive an award for information provided to the Securities Exchange Commission.

  d.       Consideration Period; Revocation Right.  By signing this Agreement, you acknowledge that you have carefully read it and that it is written in a manner that is easily understood by you and in fact, you fully understand it and are signing it voluntarily.  You acknowledge that the Company has encouraged and advised you to consult with an attorney of your choosing prior to executing the Agreement.  You also acknowledge that you have had the opportunity to obtain all advice and information you deem necessary about matters related to this Agreement.  You acknowledge that you are releasing claims that could be brought under the Age Discrimination in Employment Act of 1967 and that you are executing this Agreement in exchange for compensation and other consideration in addition to those to which you are already entitled to receive.  You further acknowledge that you have been given a period of at least twenty-one (21) days after receiving this Agreement to consider its terms before signing it (but understand that you may sign the Agreement at any time during the twenty-one (21)-day period).  To receive the benefits provided herein, this Agreement must be signed and returned to Robert S. McLean, Executive Vice President and General Counsel, 5605 Carnegie Blvd, Suite 500, Charlotte, NC 28209-4674, Robert.McLean@enproindustries.com, on or before the twenty-first (21st) day.  In addition, you have seven (7) days after signing this Agreement and release to revoke your acceptance by delivering a signed notice of revocation to Robert S. McLean, Executive Vice President and General Counsel.  Upon delivery of a timely notice of revocation, this Agreement will be null and void and your entitlement to the payments and benefits under the Letter Agreement that are conditioned on the effectiveness of this Agreement will be terminated.  Accordingly, this Agreement (which is a condition to your right to receive certain payments and benefits under the Letter Agreement) shall not become effective or enforceable until the seven (7)-day revocation period has expired.  If your signature is not revoked by you during the seven (7)-day period, it shall be deemed accepted and this Agreement will take effect on the eighth (8th) day.  In the event that the parties to this Agreement agree to a modification of any of the terms contained herein prior to your execution of this Agreement, the twenty-one (21) days in which you have to consider whether to sign this Agreement referenced in this Section will not be increased or restarted.

   2.          No Admission

  This Agreement does not constitute an admission of liability or wrongdoing of any kind by you or the Company.

    3.          General Provisions

  A failure of the Company to insist on strict compliance with any provision of this Agreement shall not be deemed a waiver of such provision or any other provision hereof.  If any provision of this Agreement is determined to be so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable, and in the event that any provision is determined to be entirely unenforceable, such provision shall be deemed severable, such that all other provisions of this Agreement shall remain valid and binding.

  4.          Governing Law

  The validity, interpretations, construction and performance of this Agreement shall be governed by the laws of the State of North Carolina without giving effect to conflict of laws principles.

[Signature page to follow]

IN WITNESS WHEREOF, each of you and the Company has executed this Agreement as of the day and year set forth below your signature below.

EnPro Industries, Inc.

By:
	Robert S. McLean	Marvin A. Riley

	Executive Vice President,	Date: August ___, 2021
Chief Administrative Officer,
General Counsel and Secretary

Date: August ___, 2021

[Signature page of Release of Claims]

Schedule I
Severance Plan Benefits

Severance Plan Provision	Benefit	Amount (less applicable taxes)	Payment Timing (subject to Release)
III.A.	24 months of Base Salary	$1,800,000	Lump sum in the first regular pay period after the Release becomes effective
III.B.1.	Payment equal to 24 months medical & dental premiums	$12,134	Lump sum in the first regular pay period after the Release becomes effective
III.B.2.	24-months (90 days for ISOs) to exercise vested options	16,862 stock options (1,859 of which are ISOs) with exercise price of $53.78
III.B.3.	Outplacement Services	In-kind benefit as per the Severance Plan	Up to 24 months following the Separation Date
III.C.	Pro rata 2021 Bonus	Subject to performance – see detail on proration below	No later than March 15, 2022
III.D.	Pro rata LTIP Awards	Subject to performance – see detail on outstanding awards and proration below	No later than March 15 following the completion of the applicable performance period

Prorated Performance Awards:

Performance Award	Target Award Opportunity	Performance Period (Proration Fraction)	Prorated Target Award Opportunity (amount earned to be adjusted up or down based on performance determinations)
Annual Performance-Based Incentive Award	$900,000 (100% of base salary)	1/2/21-12/31/21 (7/12)	$525,000
2019 Cash LTIP	$237,495	1/1/19-12/31/21 (31/36)	$204,509
2019 PSUs	11,519 shares	1/1/19-12/31/21 (31/36)	9,919 shares
2020 PSUs	11,286 shares	1/1/20-12/31/22 (19/36)	5,957 shares
2021 PSUs	22,479 shares	1/1/21-12/31/23 (7/36)	4,371 shares

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